Exhibit 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-3 of our report dated March 31, 2021, of Eastside Distilling, Inc. relating to the audit of the financial statements for the period ending December 31, 2020 and 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

November 24, 2021